INTERNATIONAL [LOGO] PAPER                             2 MANHATTANVILLE ROAD
                                                       PURCHASE, NY 10577-2196
News Release

   Media Contacts                              Analyst Contacts
   Carl Gagliardi                              Carol Tutundgy
   (914) 397-1666                              (914) 397-1632
   Michelle Sawatka                            Maryanne Rupy
   (914) 397-1652                              (914) 397-1626

     INTERNATIONAL PAPER ANNOUNCES $400 MILLION PRIVATE PLACEMENT
                  OF CONVERTIBLE PREFERRED SECURITIES

July 11, 1995

PURCHASE, N.Y. -- International Paper announced today that it plans to form International Paper Capital Trust, a Delaware business trust, to offer securities not registered or required to be registered under the Securities Act of 1933.

     The Trust proposes to offer up to 8 million convertible preferred securities with a liquidation preference of $50 each, and to grant the initial purchasers an option to purchase an additional 1.2 million convertible preferred securities to cover over-allotments. International Paper will own all of the common securities of the Trust. The securities will represent undivided beneficial ownership interests in the Trust.

     The assets of the Trust will consist solely of International Paper's Convertible Junior Subordinated Deferrable Interest Debentures Due 2025. The convertible preferred securities will be convertible at the option of the holders thereof at any time into the common stock of International Paper.

     The proceeds of the offering ultimately will be used by International
Paper to retire short-term indebtedness, including indebtedness incurred in connection with the acquisition of shares of Carter Holt Harvey Limited, and for other general corporate purposes.

     The securities being offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements.

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